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EXHIBIT 21.0 SUBSIDIARIES OF THE REGISTRANT

DIVERSIFIED DATA PRODUCTS, INC.
Incorporated in the state of Michigan

DIVERSIFIED DATA PRODUCTS (U.K.) LIMITED
Incorporated in England

COMPASS EXPORT MARKETING (OVERSEAS) LIMITED
Incorporated in the British Virgin Islands

BRITCO, INC.
Incorporated in the state of Texas

TBS PRINTWARE, INC.
Incorporated in the state of California

MINNESOTA WESTERN, INC.
Incorporated in the state of California

COMPUTER SHOWCASE, INC.
Incorporated in the state of Georgia

DREHER BUSINESS PRODUCTS, INC.
Incorporated in the state of Ohio

ELECTRONIC IMAGE SYSTEMS, INC.
Incorporated in the state of Washington

CONSOLIDATED MEDIA SYSTEMS, INC.
Incorporated in the state of Tennessee

AXIDATA INC.
Incorporated in Canada